UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

1

         ☒  No fee required.

         ☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

         ☐  Fee paid previously with preliminary materials:

         ☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

2

(3)	Filing Party:

(4)	Date Filed:

Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On July 7, 2010, Strategic issued the following press release:

Strategic Turnaround Equity Partners Stockholder Group Sues to Compel UAHC to Hold Stockholder Meeting

NEW YORK, July 7, 2010 (GLOBE NEWSWIRE) -- On Friday, July 2, 2010, Strategic Turnaround Equity Partners, LP filed suit in the Michigan Circuit Court for Wayne County, seeking an order directing United American Healthcare Corporation (UAHC) to hold its 2009 Annual Meeting of Stockholders on or before August 4, 2010, holding in place the record date, June 7, 2010.

"It has now been over 600 days since UAHC last held an Annual Meeting; I don't believe I have ever witnessed a Board of Directors so intent on denying its stockholders the ability to vote for directors. Strategic is not going away, no matter how much of a mockery we believe this Board has made of corporate governance. We are not deterred by the constant delaying tactics this holdover Board has engaged in and are confident that once the stockholders are finally given a voice they will remove this Board," stated Strategic nominee Gary Herman.

Strategic Turnaround Equity Partners, LP (Cayman) ("Strategic") and the other participants in the solicitation urge stockholders of United American Healthcare Corporation ("United" or the "Company) (Nasdaq:UAHC - News) to vote the Gold Proxy Card to elect its three highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, and Fred Zeidman, for the Company's 2009 annual meeting. Strategic and the other participants in this solicitation (collectively, the "Strategic Group" or "we") are the beneficial owners of an aggregate of 814,963 shares of common stock of United, representing approximately 9.98% of the outstanding shares of common stock of the Company.

Strategic has made repeated attempts to work cooperatively and constructively with the Company to achieve our objective of creating a Board that would truly represent the best interests of all stockholders. Unfortunately, the Board has failed to seriously address our concerns, and we are engaging in this election contest as a last resort.

It is the opinion of Strategic and its nominees that:

3

•	Under the current Board, United shareholders have witnessed a dramatic deterioration in the value of their shares

•	Under the Company's Chairman Tom Goss and its CEO William Brooks, United has lost all of the Company's major contracts; some of these contracts had been with the Company 10+ years

•
Earlier this year, United entered into an agreement with its largest stockholder allowing the stockholder to "put" his shares to United at $1.25 per share in exchange for giving the existing board voting control over his large block

•
United has recently entered into a transaction with an entity controlled by the same stockholder; through July 6, 2010, United's share price has declined by approximately 30% from its value before the deal was announced

Contact:
Okapi Partners
Investor Contact:
Steven C. Balet
212-297-0724
SBalet@okapipartners.com
Hedge Fund PR
Media Contact:
Mitch Ackles
646-657-9230
mitch@hedgefundpr.net

4